EXHIBIT 1

REPRESENTATIVE SECURED PARTY AGREEMENT

This REPRESENTATIVE SECURED PARTY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of April 15, 2015, is entered into by and among CNS RESPONSE, INC., a Delaware corporation (the “Issuer”), RSJ PRIVATE EQUITY INVESTIČNÍ FOND S PROMĚNNÝM ZÁKLADNÍM KAPITÁLEM, A.S. (f/k/a RSJ Private Equity uzavřený investiční fond, a.s.) (“RSJ”), as representative secured party (in such capacity, the “Representative Secured Party”) and THE PARTIES LISTED ON THE SIGNATURE PAGES HERETO AS NOTEHOLDERS (collectively, the “Noteholders”)

RECITALS

A.           WHEREAS, reference is made to (i) the Note Purchase Agreement, dated as of September 22, 2014, as amended by Amendment No. 1 to Note Purchase Agreement dated as of April 14, 2015 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “NPA”), among the Issuer and the Noteholders, pursuant to which the Issuer has agreed to issue up to $3,000,000 of term notes (including any additional notes issued pursuant to the NPA) (collectively, the “Notes”), (ii) the Security Agreement, dated as of September 22, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “RSJ Security Agreement”) among the Issuer and RSJ, pursuant to which the Issuer granted RSJ a security interest in the Collateral (as defined therein) and (iii) each other security agreement between a Noteholder and the Issuer on substantially identical terms as the RSJ Security Agreement pursuant to which the Issuer grants a Noteholder a security interest in the Collateral (each such security agreement as amended, amended and restated, supplemented or otherwise modified from time to time, an “Additional Noteholder Security Agreement” and, collectively with the RSJ Security Agreement, the “Security Agreements”). Defined terms used herein not otherwise defined shall have the meaning assigned to such terms in the NPA or the RSJ Security Agreement, as applicable;

B.           WHEREAS, the Issuer, the Representative Secured Party and the Noteholders wish to enter into this Agreement to, among other things, appoint RSJ Private Equity investiční fond s proměnným základním kapitálem, a.s. (f/k/a RSJ Private Equity uzavřený investiční fond, a.s.) as the Representative Secured Party solely for purposes of perfecting the security interests in the Collateral granted to the Noteholders as security for the Issuer’s obligations under the NPA pursuant to the Security Agreements (on behalf of the Secured Parties)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and the mutual covenants and promises set forth herein, each of the parties to this Agreement agrees as follows:

SECTION I.        DEFINITIONS: INTERPRETATION

1.01         Headings in this Agreement are for convenience of reference only and are not part of the substance hereof or thereof.

1.02         All terms defined in this Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.03         References in this Agreement to “Recitals,” “Sections,” “Exhibits” and “Schedules” are to recitals, sections, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement shall (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include” and “including” and words of similar import when used in this Agreement shall not be construed to be limiting or exclusive,

SECTION II.       APPOINTMENT OF REPRESENTATIVE SECURED PARTY; Reaffirmation

2.01         Each of the Noteholders hereby appoints and authorizes RSJ Private Equity investiční fond s proměnným základním kapitálem, a.s. (f/k/a RSJ Private Equity uzavřený investiční fond, a.s.) to act as Representative Secured Party hereunder with such rights and powers as are expressly delegated to the Representative Secured Party by the terms of this Agreement, together with such other rights and powers as are reasonably incidental thereto. The Representative Secured Party shall not have any duties or responsibilities except those expressly set forth in this Agreement. Notwithstanding anything to the contrary contained herein, the Representative Secured Party shall not be required to take any action which is contrary to this Agreement or any applicable statutes, ordinances, codes, orders, decrees, laws, rules or regulations of any governmental authority. The Representative Secured Party may employ agents and attorneys-in-fact and shall not be responsible to the Noteholders or any other person for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

2.02         The Noteholders hereby authorize the Representative Secured Party to (in each case, solely for purposes of perfecting (and maintaining such perfection) the security interests in the Collateral granted to the Noteholders pursuant to the Security Agreements) (a) execute, deliver and perform each of the agreements to which the Representative Secured Party is or is intended to be a party and (b) subject to the other terms and provisions hereof, take (or not take) any other action under the NPA or the Security Agreements, which it shall deem advisable (in its sole and absolute discretion) in the best interests of the Noteholders to preserve the value of the Collateral, protect the lien granted under the Security Agreements and maintain the perfection of the security interests in the Collateral granted to the Noteholders pursuant to the Security Agreements (including, but not limited to, making filings of financing statements and/or short form intellectual property grants) for the benefit of the Noteholders. Each Noteholder shall be bound by all of the agreements of the Representative Secured Party contained in this Agreement and by all other actions taken by the Representative Secured Party pursuant to this Agreement to the extent of the authority granted to the Representative Secured Party herein.

2.03         To secure the Issuer’s obligations under the NPA, the Notes, the Security Agreements and hereunder (collectively, the “Secured Obligations), the Issuer hereby reaffirms that the security interests and liens granted to the Secured Parties under the Security Agreements constitute, and shall constitute on and immediately after the date hereof, valid and perfected liens on the Collateral. Additionally, as security for the payment and performance of the Secured Obligations, the Issuer hereby further grants to the Representative Secured Party, for itself and on behalf of and for the ratable benefit of the Noteholders, a security interest in all of the Issuer’s right, title and interest in, to and under the Collateral, wherever located and whether now existing or owned or hereafter acquired or arising.

2.04         Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any liens securing any Secured Obligations granted on the Collateral and notwithstanding any provision of the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction, or any other applicable law or the NPA, the Notes or the Security Agreements or any defect or deficiencies in the liens securing the Secured Obligations or any other circumstance whatsoever, each Noteholder hereby agrees that the liens securing the Secured Obligations owed to any Noteholder on any Collateral shall be of equal priority.

SECTION III.     EXPENSES

3.01         The Representative Secured Party is entitled to reimbursement by the Issuer, promptly on demand, of all reasonable costs and expenses (including reasonable attorneys’ fees) incurred, advanced or expended by the Representative Secured Party in relation to its role as Representative Secured Party. The Representative Secured Party shall not be obliged to expend its own funds in performing its obligations and duties or exercising its rights and powers under this Agreement.

SECTION IV.     RESIGNATION

4.01         The Representative Secured Party may resign as representative secured party by delivering not less than ten days’ prior written notice to the Noteholders.

4.02         The resignation or removal of the Representative Secured Party will be effective upon the expiration of the notice period referred to in Section 4.01 above. After any retiring Representative Secured Party’s resignation hereunder as Representative Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Representative Secured Party hereunder.

SECTION V.      LIABILITY OF REPRESENTATIVE SECURED PARTY AND RELIANCE

5.01         The Representative Secured Party shall not (i) be liable for any action taken or omitted to be taken by it as Representative Secured Party under or in connection with this Agreement, the NPA, any Note or the Security Agreements or the transactions contemplated hereby or thereby, except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined in a final non-appealable judgment issued by a court of competent jurisdiction, (b) be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, other than an error resulting from its own gross negligence or willful misconduct as determined in a final non-appealable judgment issued by a court of competent jurisdiction, or (c) be responsible in any manner to any Noteholder or its transferees for any recital, statement, representation or warranty made by the Issuer or any officer thereof, contained herein or in the NPA, any Note or the Security Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Representative Secured Party and delivered to the Representative Secured Party under or in connection with, this Agreement, the NPA, any Note or the Security Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the NPA, any Note or the Security Agreements, the perfection, failure to perfect or failure to continue the perfection of any security interest or lien (including without limitation the security interest granted hereby), or for any failure of the Issuer or any other party to this Agreement, the NPA, any Note or the Security Agreements to perform its obligations hereunder or thereunder. In no event shall the Representative Secured Party be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, the Representative Secured Party shall exercise the same care that it would in dealing with secured debt obligations for its own account. The Representative Secured Party shall be under no obligation to any Noteholder or transferee to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, the NPA, any Note or the Security Agreements or the existence or possible existence of an Event of Default, or to inspect the properties, books or records of the Issuer or any affiliate thereof. Each Noteholder acknowledges that it has at all times conducted, and shall continue hereafter to conduct, independently and without reliance upon the Representative Secured Party, any other Noteholder or any of their respective affiliates and each of their respective directors, officers, employees, agents, trustees, representatives, attorneys, accountants and each insurance, environmental, legal, financial and other advisor thereto and other consultants and agents thereof (each such person, a “Related Person’’) or upon any document (including any offering and disclosure materials in connection herewith) solely or in part because such document was transmitted hereby or hereunder or by the Representative Secured Party or any of its Related Persons, its own independent investigation of the financial condition and affairs of the Issuer and its affiliates and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, the NPA, the Security Agreements, this Agreement or with respect to any transaction contemplated in any of the foregoing agreements, in each case based on such documents and information as it shall deem appropriate. The Representative Secured Party shall not have any duty or responsibility to provide any Noteholder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Issuer or any affiliate thereof that may come in to the possession of the Representative Secured Party or any of its Related Persons. Each Noteholder acknowledges and agrees to each agreement of the Issuer under this Agreement.

5.02         The Representative Secured Party shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to the Issuer), independent accountants and other experts selected by the Representative Secured Party. The Representative Secured Party shall be entitled to conclusively rely upon written information or any certification provided to by or on behalf of the Issuer without the obligation to investigate the accuracy or completeness of any such information or any certification. The Representative Secured Party shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by such person with reasonable care. The Representative Secured Party shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal or exposes the Representative Secured Party to any liability for which the Representative Secured Party has not received satisfactory indemnification. Notwithstanding anything contained herein to the contrary, the Representative Secured Party shall be entitled to rely, and shall be fully protected in relying, on and following the written instructions of the Majority Holders.

5.03         The Representative Secured Party and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in or debt securities of and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Issuer and its affiliates as though it were not the Representative Secured Party hereunder and without notice to or consent of the Noteholders. The Noteholders acknowledge that, pursuant to such activities, the Representative Secured Party or its affiliates may receive information regarding the Issuer or any of its affiliates (including information that may be subject to confidentiality obligations in favor of such person) and acknowledge that the Representative Secured Party shall be under no obligation to provide such information to them.

5.04         The Issuer agrees to indemnify the Representative Secured Party from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from the Representative Secured Party’s bad faith, gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction.

5.05         The Representative Secured Party shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those specifically provided for in this Agreement. Without limiting the foregoing, the Representative Secured Party shall not have or be deemed to have a fiduciary relationship with any Noteholder.

SECTION VI.     MISCELLANEOUS

6.01         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA).

6.02         EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 6.02 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

6.03         If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement and the waiver of jury trial set forth in Section 6.02 is for any reason held to be unenforceable, the parties hereto agree that, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision; provided that, at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 3.01, the Issuer shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

6.04         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, COUNTY OF ORANGE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO:

(I)         ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)        WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AND

(III)       AGREES THAT THE PROVISIONS OF THIS SECTION 6.04 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 410.40 OR OTHERWISE.

6.05         No failure or delay by the Representative Secured Party in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

6.06         No amendment, modification, termination or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Representative Secured Party and the Majority Holders and, solely to the extent the Issuer’s rights are directly affected, the Issuer. Each Noteholder acknowledges and agrees to be bound by any such amendment, modification, termination or waiver and further agrees not to assign any of its interests as a Noteholder to any other Person not a party hereto unless and until such Person agrees to, and becomes bound by, the terms and provisions hereof as a Noteholder (in a manner acceptable to the Representative Secured Party) prior to (or simultaneously with) becoming a Noteholder. The Issuer agrees to cause any additional Noteholder to agree to, and become bound by, the terms and provisions hereof as a Noteholder (in a manner reasonably acceptable to the Representative Secured Party) prior to (or simultaneously with) becoming a Noteholder.

6.07         Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to the Representative Secured Party shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set out on Schedule A hereto or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

6.08         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.09         In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

6.10         The initial Noteholders hereunder shall be such of the Noteholders as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Noteholders may become parties hereto (without the consent of the Noteholders), as additional Noteholders (each an “Additional Noteholder”), by executing a counterpart of this Agreement. A form of such a counterpart is attached as Exhibit A. Upon delivery of any such counterpart to the Representative Secured Party, notice of which is hereby waived by the Issuer and the other Noteholders, each such Additional Noteholders shall be a Noteholders and shall be as fully a party hereto as if such Additional Noteholders were an original signatory hereof. This Agreement shall be fully effective as to any Noteholder that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Noteholder hereunder.

6.11         This Agreement may be executed in any number of counterparts, all of which taken together will constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method shall be equally as effective as delivery of an original executed counterpart of this Agreement.

[signatures to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CNS RESPONSE, INC.,
as Issuer

By:	/s/ Paul Buck
Name: Paul Buck
Title: Chief Financial Officer

RSJ Private Equity investiční fond s proměnným základním kapitálem, a.s. (f/k/a RSJ Private Equity uzavřený investiční fond, a.s.), as the Representative Secured Party and as a Noteholder

By:	/s/ Jan Vyhnálek
Name: Jan Vyhnálek
Title: CEO

JOHN PAPPAJOHN,
as a Noteholder

/s/ John Pappajohn
JOHN PAPPAJOHN

THOMAS T. AND ELIZABETH C. TIERNEY FAMILY TRUST,
as a Noteholder

By:	/s/ Thomas T. Tierney
Name: THOMAS T. TIERNEY
Title: TRUSTEE

DECLARATION OF TRUST OF ROBERT J. FOLLMAN AND CAROLE A. FOLLMAN, DATED AUGUST 14, 1979,
as a Noteholder

By:	/s/ Robert J. Follman
Name: ROBERT J. FOLLMAN
Title: TRUSTEE

OMAN VENTURES, LLC,
as a Noteholder

By:	/s/ Mark C. Oman
Name: MARK C. OMAN
Title: PRESIDENT

BIOBRIT, LLC,
as a Noteholder

By:	/s/ Daniel M. Bradbury
Name: DANIEL M. BRADBURY
Title: MANAGING MEMBER

MICHAEL L. MEYER LIVING TRUST,
as a Noteholder

By:	/s/ Michael L. Meyer
Name: MICHEL L. MEYER
Title: TRUSTEE

GLADYS FENNER GAY LeBRETON,
as a Noteholder

/s/ Gladys Fenner Gay LeBreton
GLADYS FENNER GAY LeBRETON

FRANK L. PETERS,
as a Noteholder

/s/ Frank L. Peters
FRANK L. PETERS

SCHEDULE A

CNS RESPONSE, INC.	CNS Response, Inc. 85 Enterprise, Suite 410 Aliso Viejo, CA 92656 Attention: Paul Buck, Chief Financial Officer Fax: (866) 867-4446 E-Mail: pbuck@cnsresponse.com
RSJ Private Equity investiční fond s proměnným základním kapitálem, a.s.	Florentinum, Na Florenci 2116/15, Praha 1, 110 00 Czech Republic Attention: Jan Vyhnalek E-Mail: jan.vyhnalek@rsjpe.com
JOHN PAPPAJOHN	2116 Financial Center Des Moines, IA 50309 E-Mail: John@pappajohn.com
THOMAS T. AND ELIZABETH C. TIERNEY FAMILY TRUST	2802 Dow Avenue Tustin, CA 92780-7212 Attention: Thomas Tierney E-mail: t3@vitatech.com
DECLARATION OF TRUST OF ROBERT J. FOLLMAN AND CAROLE A. FOLLMAN, DATED AUGUST 14, 1979	c/o RA Industries, LLC. 3207 West Pendleton Santa Ana, CA 92704 Attention: Robert Follman E-Mail: robert.follman@ra-industries.com
OMAN VENTURES, LLC	1588 Burr Oaks Dr. West Des Moines, IA 50266 Attention: Mark Oman E-Mail: mark.oman@me.com
BIOBRIT, LLC	5462 Soledad Road La Jolla, CA 92037 Attention: Dan Bradbury E-Mail: dan@biobrit.com
MICHAEL L. MEYER LIVING TRUST	180 Newport Center Dr. Suite 230 Newport Beach, CA 92660 Attention: Michael L. Meyer E-Mail: mmeyer@trp-llc.com
GLADYS FENNER GAY LeBRETON	6126 St. Charles Ave. New Orleans, LA 70118 E-Mail: glebreton@chaffe-associates.com
FRANK L. PETERS	79 Park Avenue Oakville Ontario L6J 3Y1 E-Mail: fpeters@sevenseascm.com